AGENCY AGREEMENT

October 28, 2008

Response Biomedical Corporation
1781 – 75th Avenue West
Vancouver, British Columbia
V6P 6P2

Attention: Mr. S. Wayne Kay,
President and Chief Executive Officer

Dear Sirs/Mesdames:

Re: Private Placement of up to 31,084,435 Units of Response Biomedical Corporation

We, Haywood Securities Inc. (the "**Agent**"or "**we**" or "**us**" or "**our**"), understand that Response Biomedical Corporation (the "**Corporation**" or "**you**" or "**your**") proposes to sell up to 31,084,435 units (the "**Units**") of the Corporation at a price of $0.15 per Unit for aggregate gross proceeds to the Corporation of up to $4,662,665.30 (the "**Offering**") and that the Corporation wishes to appoint the Agent to solicit, using its best efforts, purchasers for the Units (the "**Purchasers**") that are qualified to purchase such Units pursuant to the Exemptions (as defined below).

It is understood that the Corporation may issue 3,333,333 of the Units pursuant to a non-brokered offering (the "Non-Brokered Offering").

Each Unit will consist of one common share (a "**Share**") in the capital of the Corporation and one half of one common share purchase warrant (a "**Warrant**"), and each whole Warrant shall entitle the holder to acquire one common share in the capital of the Corporation (a "**Warrant Share**") at a price of $0.20 per Warrant Share at any time on or before 4:00 p.m. (Vancouver Time) on the day that is three years after the Closing Date (as defined herein) or if such day is not a business day, then on the next business day immediately following such day.

Terms and Conditions

The terms and conditions relating to the Offering are as follows:

Section 1 Definitions

1.1 In this Agreement:

(a) "**Action**" has the meaning ascribed to that term in Section 4.1(j) of this Agreement;

(b) "**Agent's Commission**" means the commission which is set out in Section 8 of this Agreement and which is payable by the Corporation to the Agent in

consideration of the services performed by the Agent and the U.S. Placement Agent under this Agreement;

(c) "**Agreement**" means this agency agreement dated the date hereof between the Corporation and the Agent as the same may be amended, varied, modified or supplemented prior to the Closing in accordance with the terms hereof;

(d) "**Agreements**" means collectively, the Agreement, the Warrant Indenture and the Subscription Agreements;

(e) "**BC Instrument 72-503**" means British Columbia Instrument 72-503 *Distribution of Securities Outside British Columbia* adopted by the British Columbia Securities Commission;

(f) "**Canadian Disclosure Documents**" has the meaning ascribed to that term in Section 4.1(h) of this Agreement;

(g) "**Certificates**" means collectively, the certificates representing the Shares and the Warrants sold on the Closing in the names and denominations requested by the Agent or the Purchasers;

(h) "**Closing**" means the closing of the purchase and sale of the Units;

(i) "**Closing Date**" means October 28, 2008 or such other earlier or later date to which the Corporation and the Agent may agree;

(j) "**Common Share Equivalents**" has the meaning ascribed to that term in Section 4.1(g) of this Agreement;

(k) "**Common Shares**" means common shares in the capital of the Corporation;

(l) "**Engagement Letter**" means the letter agreement between the Corporation and the Agent dated October 14, 2008;

(m) "**Evaluation Date**" has the meaning ascribed to that term in Section 4.1(r) of this Agreement;

(n) "**Exchange**" means the Toronto Stock Exchange;

(o) "**Exemptions**" means the exemptions from the prospectus requirements of applicable Securities Legislation which are outlined in Sections 2.3 and 2.24 of National Instrument 45-106 and in BC Instrument 72-503;

(p) "**GAAP**" has the meaning ascribed to that term in Section 4.1(h) of this Agreement;

(q) "**Indebtedness**" has the meaning ascribed to that term in Section 4.1(y) of this Agreement;

(r) "**Intellectual Property Rights**" has the meaning ascribed to that term in Section 4.1(o) of this Agreement;

(s) "**International Jurisdictions**" has the meaning ascribed to that term in Section 2.1 of this Agreement;

(t) "**Lien**" means any lien, charge, security interest, encumbrance, right of first refusal, pre-emptive right or other restriction;

(u) "**Material Adverse Effect**" has the meaning ascribed to that term in Section 4.1(b) of this Agreement;

(v) "**Material Permits**" has the meaning ascribed to that term in Section 4.1(m) of this Agreement;

(w) "**National Instrument 45-106**" means National Instrument 45-106 *Prospectus and Registration Exemptions*;

(x) "**Offering**" means the offering of the Units for sale to the Purchasers on the terms and conditions set out in this Agreement;

(y) "**Offering Provinces**" has the meaning ascribed to that term in Section 2.1 of this Agreement;

(z) "**Purchasers**" means the purchasers of the Units pursuant to the Offering;

(aa) "**Regulation D**" means Regulation D promulgated under the U.S. Securities Act;

(bb) "**Regulation S**" means Regulation S promulgated under the U.S. Securities Act;

(cc) "**Regulatory Authorities**" means the Securities Commissions and the Exchange;

(dd) "**Required Approvals**" has the meaning ascribed to that term in Section 4.1(e) of this Agreement;

(ee) "**SEC**" means the United States Securities and Exchange Commission;

(ff) "**SEC Reports**" has the meaning ascribed to that term in Section 4.1(h) of this Agreement;

(gg) "**Securities**" means collectively, the Units, the Shares, the Warrants and the Warrant Shares, as applicable;

(hh) "**Securities Commissions**" means the securities commission or other regulatory authority in each of British Columbia, Alberta and Ontario;

(ii) "**Securities Legislation**" means the securities legislation of the Offering Provinces and the regulations, rules, instruments, published policies, orders,

notices, codes, rulings and interpretation notes of the respective securities commissions;

(jj) "**Shares**" means the previously unissued common shares in the authorized share capital of the Corporation, as presently constituted, which comprise part of the Units;

(kk) "**Stock Option Plan**" means the stock option plan of the Corporation;

(ll) "**Subscription Agreements**" means the subscription agreements entered into between the Corporation and each of the Purchasers in the forms agreed to by the Corporation and the Agent;

(mm) "**Subsidiary**" means all of the direct and indirect subsidiaries of the Corporation, as set out at Schedule B hereto;

(nn) "**United States**" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(oo) "**Units**" means the up to 36,666,666 units of the Corporation being offered for sale under the Offering, each comprised of one Share and one-half of one Warrant;

(pp) "**U.S. Accredited Investor**" means an "accredited investor" as defined in Rule 501(a) of Regulation D;

(qq) "**U.S. Accredited Investor Certificate**" means the Certification of U.S. Purchaser attached as Schedule A to the Subscription Agreement delivered to and executed by U.S. Purchasers;

(rr) "**U.S. Exchange Act**" means the United States *Securities Exchange Act of 1934*, as amended;

(ss) "**U.S. Offeree**" means any person in the United States or any U.S. Person to whom the Units are offered, irrespective of whether that person subscribes for and purchases the Units;

(tt) "**U.S. Person**" means a "U.S. person", as that term is defined in Regulation S;

(uu) "**U.S. Placement Agent**" means Haywood Securities (USA) Inc.;

(vv) "**U.S. Purchaser**" means (a) any person purchasing Units in the United States, (b) any U.S. Person purchasing Units, (c) any person purchasing Units on behalf of any person in the United States or U.S. Person, (d) any person purchasing Units that receives or received an offer of the Units while in the United States, and (e) any person that was or is in the United States at the time the subscriber's buy order was or is originated or the Subscription Agreement is executed or delivered;

(ww) "**U.S. Securities Act**" means the United States *Securities Act of 1933*, as amended;

(xx) **"Warrant Indenture"** means the warrant indenture among the Corporation and Computershare Trust Company of Canada dated the Closing Date;

(yy) "**Warrant Shares**" means the previously unissued common shares in the authorized share capital of the Corporation, as presently constituted, which will be issued upon exercise of the Warrants; and

(zz) "**Warrants**" means the common share purchase warrants of the Corporation, which comprise part of the Units and having the terms described in Sections 3.1 and 3.2 of this Agreement.

Section 2 Appointment Of Agent

2.1 The Corporation hereby appoints the Agent as its exclusive agent and the Agent hereby accepts the appointment and agrees to act as the exclusive agent of the Corporation to use its best efforts to find and introduce to the Corporation potential purchasers to purchase up to 31,084,435 Units at a price of $0.15 per Unit, by way of private placement under the applicable Exemptions, and the Corporation understands and acknowledges that the Units may be distributed in British Columbia, Alberta, Manitoba, Ontario, Québec, the Yukon Territory and any such additional Provinces of Canada (the "**Offering Provinces**") and such jurisdictions outside of Canada (the "**International Jurisdictions**") which the Agent and the Corporation agree upon.

Section 3 The Warrants

3.1 Each whole Warrant will entitle the holder thereof, on exercise, to purchase one Warrant Share at a price of $0.20 per Warrant Share at any time prior to 4:00 p.m. (Vancouver time) on the date that is three years from the Closing Date or if such day is not a business day, then on the next business day immediately following such day. The Warrants will not be listed on the Exchange or on any other public market.

3.2 The terms governing the Warrants will be set out in the Warrant Indenture, the form of which will be subject to the approval of the Corporation and the Agent, acting reasonably. The Warrant Indenture will include, among other things, provisions for the appropriate adjustment in the class, number and price of the Warrant Shares issuable upon exercise of the Warrants upon the occurrence of certain events, including any subdivision, consolidation, change or reclassification of the Common Shares, the issue of Common Shares by way of stock dividends other than dividends paid in the ordinary course and the distribution to all or substantially all of the holders of Common Shares of rights entitling them to subscribe for or purchase Common Shares at a price that is less than 95% of the then current market price of the Common Shares.

3.3 The issue of the Warrants will not restrict or prevent the Corporation from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Warrants may be exercised.

Section 4 Representations and Warranties of the Corporation

4.1 The Corporation represents and warrants to the Agent and the Purchasers, as of the date hereof and as of the Closing Date, and acknowledges that the Agent and the Purchasers are relying thereon, as follows:

(a) Subsidiaries. All of the Corporation's Subsidiaries are set forth in Schedule B. The Corporation owns, directly or indirectly, all of the issued and outstanding shares or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of each Subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Each of the Corporation and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has the requisite corporate power and corporate authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Corporation nor any Subsidiary is in violation or default of any of the provisions of its respective articles of incorporation, bylaws or other organizational or charter documents. Each of the Corporation and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have or result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement; (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Corporation and the Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Corporation's ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a "**Material Adverse Effect**"), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization and Enforcement. The Corporation has the requisite corporate power and corporate authority to enter into and to consummate the transactions contemplated by this Agreement and to otherwise carry out its obligations thereunder. The execution and delivery of this Agreement by the Corporation and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Corporation and no further action is required by the Corporation in connection therewith other than in connection with the Required Approvals. This Agreement has been (or upon delivery will have been) duly executed by the Corporation and, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of

creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of this Agreement by the Corporation, the issuance and sale of the Units and the consummation by the Corporation of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Corporation's or any Subsidiary's articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Corporation or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Corporation or Subsidiary debt or otherwise) or other understanding to which the Corporation or any Subsidiary is a party or by which any property or asset of the Corporation or any Subsidiary is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Corporation or a Subsidiary is subject (including federal and state securities laws and regulations and the Securities Legislation), or by which any property or asset of the Corporation or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to have or result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Corporation is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, provincial, municipal or other governmental authority or other third party in connection with the execution, delivery and performance by the Corporation of this Agreement and the transactions contemplated herein, other than: (i) filings required pursuant to Securities Legislation and the rules and policies of the Exchange; and (ii) application(s) to the Exchange for the approval of the transactions contemplated hereunder and the listing of the Shares and the Warrant Shares for trading thereon in the time and manner required thereby (collectively, the "**Required Approvals**").

(f) Issuance of the Securities. The Units are duly authorized and created, and upon receiving full payment therefore, will be issued as fully paid and nonassessable, and free and clear of all Liens imposed by the Corporation other than restrictions on transfer provided for in this Agreement.

(g) Capitalization. The capitalization of the Corporation is as described in the Corporation's most recent Canadian Disclosure Documents, updated as set forth in Schedule C. The Corporation has not issued any shares since the most recent

of such filings other than pursuant to the exercise of stock options under the Corporation's Stock Option Plan and pursuant to the conversion or exercise of outstanding securities convertible, exchangeable or exercisable for common shares of the Corporation ("**Common Share Equivalents**"). Except as has been complied with or waived, no third party has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth in Schedule C, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any common shares, or contracts, commitments, understandings or arrangements by which the Corporation or any Subsidiary is or may become bound to issue additional Common Shares or Common Share Equivalents. The issue and sale of the Units under the Offering will not obligate the Corporation to issue Common Shares or other securities to any third party, other than the Warrant Shares pursuant to the exercise of the Warrants, and will not result in a right of any holder of the Corporation's securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding Common Shares of the Corporation are validly issued, fully paid and nonassessable, have been issued in compliance with all United States federal and state and Canadian provincial securities laws, and none of such outstanding shares was issued in violation of any pre-emptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of the Corporation or others is required for the issuance and sale of the Units, other than the Required Approvals. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Corporation's share capital to which the Corporation is a party or, to the knowledge of the Corporation, any agreement between or among any of the Corporation's shareholders relating to the voting securities of the Corporation.

(h) Continuous Disclosure and SEC Reports. The Corporation is a "reporting issuer" in British Columbia, Alberta and Ontario and has publicly filed all annual information forms, prospectuses, material change reports, shareholder communications, press releases, financial statements and other documents required to be filed by it under the Securities Legislation and under the rules and regulations of the Exchange (the foregoing materials being collectively referred to herein as the "**Canadian Disclosure Documents**"). The Corporation has filed all reports required to be filed by it under the U.S. Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Corporation was required by law to file such material) (the foregoing materials, including the exhibits thereto and any materials voluntarily filed with the SEC being collectively referred to herein as the "**SEC Reports**") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the U.S. Exchange Act and the rules and regulations of the SEC promulgated thereunder, the Canadian Disclosure

Documents complied in all material respects with the applicable requirements of Canadian provincial securities laws and the rules and regulations of the Exchange and none of the SEC Reports or the Canadian Disclosure Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Corporation included in the SEC Reports and Canadian Disclosure Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and the financial statements included in the Canadian Disclosure Documents complied in all material respects with the applicable accounting requirements and rules and regulations of Canadian provincial securities laws. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved ("**GAAP**"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Corporation and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes. Since the date of the latest audited financial statements filed on SEDAR: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Corporation has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Corporation's financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities Commissions; (iii) the Corporation has not altered its method of accounting; (iv) the Corporation has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its share capital; and (v) the Corporation has not issued any equity securities to any officer, director or affiliate, except pursuant to an existing Stock Option Plan. The Corporation does not have pending before the Securities Commissions or the SEC any request for confidential treatment of information.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local, provincial, municipal or foreign) (collectively, an "**Action**") which: (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the issuance of the Units; or (ii) could, if there were an unfavourable decision, reasonably be expected to have or result in a Material Adverse Effect. Neither the Corporation nor any Subsidiary,

nor any director or officer thereof, is the subject of any Action, or has been the subject of any material Action, involving a claim of violation of or liability under applicable United States securities laws or under Securities Legislation, or a claim of breach of fiduciary duty. There has not been any material investigation, and to the knowledge of the Corporation, there is not pending or contemplated any investigation by any of the securities regulatory authorities in Canada or the SEC involving the Corporation or any current or former director or officer of the Corporation. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Corporation or any Subsidiary under the U.S. Securities Act.

(k) Labour Relations. No material labour dispute exists or, to the knowledge of the Corporation, is imminent with respect to any of the employees of the Corporation which could reasonably be expected to result in a Material Adverse Effect.

(l) Compliance. Neither the Corporation nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Corporation or any Subsidiary under), nor has the Corporation or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any order of any court, arbitrator or governmental body; or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state, local, provincial and municipal laws applicable to its business except in each case as could not have a Material Adverse Effect.

(m) Regulatory Permits. The Corporation and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local, provincial, municipal or foreign regulatory authorities necessary to conduct their businesses as described in the Canadian Disclosure Documents, except where the failure to possess such permits could not reasonably be expected to have or result in a Material Adverse Effect ("**Material Permits**"), and neither the Corporation nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Corporation and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Corporation and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Corporation and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property or do not materially interfere with the use made and proposed to be made of such property by the Corporation and the Subsidiaries and Liens for the payment of federal, state, provincial or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the

Corporation and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Corporation and the Subsidiaries are in material compliance.

(o) Patents and Trademarks. To the knowledge of the Corporation, the Corporation and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their businesses as described in the Canadian Disclosure Documents and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the "**Intellectual Property Rights**"). Neither the Corporation nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Corporation or any Subsidiary violates or infringes upon the rights of any third party. To the knowledge of the Corporation, all such Intellectual Property Rights are enforceable and there is no existing infringement by another third party of any of the Intellectual Property Rights of others.

(p) Insurance. The Corporation and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Corporation and the Subsidiaries are currently engaged. To the Corporation's knowledge, such insurance contracts and policies are accurate and complete. The Corporation has no reason to believe that the Corporation or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, except for significant increases in cost that are generally applicable to the insurance industry, and the size, stage or state of the Corporation's business.

(q) Transactions with Officers, Directors and Employees. None of the executive officers or directors of the Corporation and, to the knowledge of the Corporation, none of the employees of the Corporation is presently a party to any transaction with the Corporation or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or such employee or, to the knowledge of the Corporation, any entity in which any executive officer, director, or any such employee has a substantial interest or is an executive officer, director, trustee or partner, in each case in excess of US$60,000 other than: (i) for payment of salary, directors' fees or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Corporation; (iii) in relation to the participation of such person in the Offering; and (iv) for other employee or similar benefits, including stock option agreements under a Stock Option Plan.

(r) Sarbanes-Oxley and Internal Accounting Controls. The Corporation is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002

which are applicable to it. The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Corporation has established disclosure controls and procedures (as defined in the U.S. Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Corporation and such disclosure controls and procedures are designed to ensure that material information relating to the Corporation required to be disclosed by the Corporation in the reports that it files or submits under the U.S. Exchange Act is made known to the certifying officers by others within the Corporation, particularly during the period in which the Corporation's most recently filed periodic report under the U.S. Exchange Act, as the case may be, is being prepared. The Corporation's certifying officers have evaluated the effectiveness of the Corporation's disclosure controls and procedures as of the end of the period covered by the most recently filed periodic report under the U.S. Exchange Act (such date, the "**Evaluation Date**"). The Corporation presented in its most recently filed periodic report under the U.S. Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, (except as disclosed publicly) there have been no significant changes in the Corporation's disclosure controls or, to the Corporation's knowledge, in other factors that could significantly affect the Corporation's disclosure controls.

(s) Certain Fees. Except for the fees payable to the Agent, no additional brokerage or finder's fees or commissions are or will be payable by the Corporation to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third party with respect to the transactions contemplated by this Agreement, and the Corporation has not taken any action that would cause any Purchaser to be liable for any such fees or commissions.

(t) Net Proceeds. The Corporation will use the net proceeds of the sale of the Units for general working capital purposes, capital equipment acquisitions required for the Corporation's manufacturing processes and to expedite the commercialization of lead new product candidates.

(u) Investment Company. The Corporation is not, and is not an affiliate of, an entity that is registered or is required to be registered as an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended. The Corporation will use its commercially reasonable efforts not to become subject to such act at any time prior to Closing or while any of the Warrants are outstanding.

(v) Registration Rights. No third party has any right to cause the Corporation to effect the registration under the U.S. Securities Act of any securities of the Corporation.

(w) Listing and Maintenance Requirements. The common shares of the Corporation are registered pursuant to Section 12(g) of the U.S. Exchange Act. Other than in connection with the Exchange's listing review referred to in the Corporation's news release dated October 14, 2008 (the "**News Release**"), the Corporation has not, in the 12 months preceding the date hereof, received notice from the Exchange to the effect that the Corporation is not in compliance with the listing or maintenance requirements of the Exchange. Other than as set out in the News Release, the Corporation is in compliance with all such listing and maintenance requirements of the Exchange. No order ceasing or suspending trading in the securities of the Corporation nor prohibiting sale of such securities has been issued to the Corporation or its directors, officers or promoters or to any companies that have common directors, officers or promoters and, to the knowledge of the Corporation, no investigations or proceedings for such purposes are pending or threatened other than as contemplated in the News Release.

(x) Application of Takeover Protections. The Corporation and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Corporation's articles of incorporation, bylaws or other organizational or charter documents that is or could become applicable to the Purchasers as a result of the Purchasers and the Corporation fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Corporation's issuance of the Units and the Purchasers' ownership of the Units.

(y) Solvency. Based on the financial condition of the Corporation as of the Closing Date after giving effect to the receipt by the Corporation of the proceeds from the sale of the Units hereunder: (i) the Corporation's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Corporation's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Corporation will have sufficient funds to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Corporation, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Corporation, together with the proceeds the Corporation would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Corporation does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Corporation has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization

laws of any jurisdiction within one year from the Closing Date. The Canadian Disclosure Documents set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Corporation or any Subsidiary, or for which the Corporation or any Subsidiary has commitments. For the purposes of this Agreement, "**Indebtedness**" shall mean: (i) any liabilities for borrowed money or amounts owed in excess of US$100,000 (other than trade accounts payable incurred in the ordinary course of business and liabilities not required to be reflected in the Corporation's consolidated financial statements pursuant to GAAP or required to be described in filings made with the Securities Commissions or the SEC); (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Corporation's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in excess of US$100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Corporation nor any Subsidiary is in material default with respect to any Indebtedness.

(z) Taxes. Except for matters that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Corporation and its Subsidiaries have filed all federal, state, local, provincial, municipal and foreign tax returns which are required to be filed, or have requested and received extensions thereof, and have paid or accrued all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, and the Corporation has no knowledge of a tax deficiency which has been asserted or threatened against the Corporation or any Subsidiary.

(aa) General Solicitation. Neither the Corporation nor, to the Corporation's knowledge, any person acting on behalf of the Corporation, has offered or sold any of the Units by any form of general solicitation or general advertising.

(bb) Foreign Corrupt Practices. Neither the Corporation, nor to the knowledge of the Corporation, any agent or other person acting on behalf of the Corporation, has: (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by the Corporation (or made by any person acting on its behalf of which the Corporation is aware) which is in violation of law; or (iv) violated in any material respect any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

(cc) "Foreign Issuer" Status. The Corporation is a "foreign issuer" and it reasonably believes that there is no "substantial U.S. market interest" in any class of its securities. The terms "foreign issuer" and "substantial U.S. market interest" are as defined in Rule 902 under the U.S. Securities Act.

Section 5 Covenants of the Corporation

5.1 The Corporation hereby covenants to the Agent and the Purchasers that it will:

(a) fulfil all legal requirements to issue and deliver the Units in compliance with the applicable Securities Legislation of the Offering Provinces to enable the Units to be offered for sale and sold to the Purchasers, without the necessity of filing a prospectus or an offering memorandum;

(b) use commercially reasonable efforts to obtain the necessary regulatory consents from the Exchange to the Offering on such terms as are mutually acceptable to the Agent and the Corporation, acting reasonably;

(c) use commercially reasonable efforts to maintain the listing of its common shares on the Exchange and to maintain its status as a reporting issuer in British Columbia, Alberta and Ontario, for a period of at least one year from the Closing Date; provided, however, that such covenants will not prevent the Corporation from participating in a merger, arrangement, amalgamation, takeover bid, sale of assets or similar transaction which results in the Corporation no longer being a reporting issuer or listed on the Exchange;

(d) not, during the period from the date of the Engagement Letter and ending on the day which is 120 days after the Closing Date, without the consent of the Agent, whose consent shall not be unreasonably withheld, issue or agree to issue, or announce an intention to issue any additional securities of the Corporation, other than issuances: (i) under the Stock Option Plan, or bonus or purchase plans, as detailed in the Corporation's most recent information circular or under director or employee stock options or bonuses granted subsequently in accordance with regulatory approval; (ii) as a result of the exercise of currently outstanding share purchase warrants or options; or (iii) in connection with any partnering, joint venture, business combination or similar arrangements entered into by the Corporation;

(e) ensure that each of the officers, directors and insiders of the Corporation enter into written undertakings with the Agent pursuant to which they shall agree not to, directly or indirectly, without the prior consent of the Agent, such consent not to be unreasonably withheld, sell, offer to sell, agree to offer or sell, enter into any arrangement to offer or sell or announce any intention to do so, any common shares of the Corporation or any securities convertible into or exchangeable for common shares for a period of four months after the Closing Date;

(f) allow the Agent and its legal counsel to conduct such due diligence review and investigations with respect to the Corporation and its business and operations as the Agent may reasonably require to fulfil its obligations as Agent prior to the Time of Closing. The Corporation will provide such information as to its financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the Agent, which

information, if not in the public domain, will be kept confidential by the Agent, provided that the Agent shall have the right to disclose such confidential information to its professional advisers for legal, accounting and tax advice purposes and to disclose such confidential information as is required by law;

(g) not issue any press release describing or relating to the Offering without allowing the Agent input regarding the form and content of such release and obtaining the Agent's prior written approval to such release, such approval not to be unreasonably withheld;

(h) fulfil to the satisfaction of the Agent all requirements (including, without limitation, compliance with the Securities Legislation in the Offering Provinces) required to be fulfilled by the Corporation in order to distribute the Units with a statutory hold period under the Securities Legislation, which does not extend beyond four months and one day after the Closing Date;

(i) file such documents as may be required under the Securities Legislation relating to the private placement of the Units and pay all filing fees to be paid in connection therewith within the time periods required by the applicable Securities Legislation; and

(j) prior to the Time of Closing, not to do any act or thing that would render any representation or warranty of the Corporation contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement untrue or incorrect.

Section 6 Conditions of Closing

6.1 The obligation of the Agent to perform its obligations under this Agreement and the obligation of the Purchasers to complete the purchase of the Units shall be subject to the fulfilment before the Time of Closing of the following conditions:

(a) the Corporation shall have obtained all requisite regulatory approvals required to be obtained by the Corporation in respect of the Offering;

(b) the Corporation and the Agent shall have fully complied with all relevant statutory and regulatory requirements required to be complied with prior to the Time of Closing (including, without limitation, the regulatory requirements of the Exchange) in connection with the Offering;

(c) the Corporation shall have received the conditional acceptance of the Exchange to proceed with the Offering and to issue the Units subject to the usual filing requirements of the Exchange;

(d) the Corporation shall have taken all necessary corporate action to authorize and approve each of this Agreement, the Warrant Indenture and the Subscription Agreements (collectively, the "**Agreements**"), the issuance of the Shares and the

Warrants, the reservation for issuance of the Warrant Shares and all other matters relating thereto;

(e) the Agent and the Purchasers shall have received at the Time of Closing a favourable legal opinion of Borden Ladner Gervais LLP, counsel to the Corporation, and such other local counsel as may be required, to the effect that:

(i) the Corporation is a corporation duly incorporated and existing under the laws of the jurisdiction of its incorporation;

(ii) the Corporation has all requisite corporate capacity, power and authority to carry on its business as now conducted by it and to own its assets, and the Corporation has all requisite capacity, power and authority to execute and deliver the Agreements and to perform all transactions contemplated thereby;

(iii) the Corporation's authorized share structure consists of an unlimited number of common shares without par value and such number of common shares as are issued and outstanding, as at the Closing Date (based on a certificate from the Corporation's transfer agent);

(iv) each of the Agreements has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms (subject to the usual qualifications);

(v) all necessary corporate action has been taken by the Corporation to authorize the issue and sale of the Units;

(vi) the Shares have been validly issued as fully-paid and non-assessable common shares in the capital of the Corporation;

(vii) the Warrants have been validly issued and upon the due and valid exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation;

(viii) the execution and delivery of the Agreements and the performance of the transactions contemplated thereby (including the issuance and sale of the Shares and the Warrants) do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of and do not and will not conflict with, any of the terms, conditions or provisions of the articles of the Corporation;

(ix) the issue and sale of the Securities is exempt from the prospectus requirements of the applicable Securities Legislation, subject to the filing of any necessary reports, certificates or undertakings and fees required to be filed;

(x) the Securities will not be subject to any restricted or statutory hold period under the Securities Legislation which extends beyond four months and one day after the Closing Date in Canada and thereafter no other documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations of regulatory authorities required to be obtained under the laws of the applicable Securities Legislation in connection with the first trade by a holder thereof (subject to the usual qualifications);

(xi) the Shares and the Warrant Shares have been conditionally approved for listing on the Exchange, subject only to the completion of the Offering and the filing of customary documentation; and

(xii) the Corporation is a reporting issuer in British Columbia, Alberta and Ontario,

and in giving the opinions contemplated above, counsel to the Corporation shall be entitled, as to matters of fact, to rely upon the representations and warranties of the Purchasers contained in the Subscription Agreements, a certificate of fact of the Corporation signed by officers of the Corporation in positions to have knowledge of such facts and its accuracy and certificates of such public officials and other persons as are necessary or desirable;

(f) the Agent and the Purchasers shall have received a certificate of the Corporation, dated the Closing Date, signed by the Chief Executive Officer of the Corporation or by such other officer or officers of the Corporation acceptable to the Agent, certifying as to certain matters reasonably requested by the Agent with respect to the Corporation, including certification that:

(i) the Corporation has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied up to the Time of Closing;

(ii) all of the representations and warranties contained in this Agreement are true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Date, after giving effect to the transactions contemplated hereby;

(iii) there has been no material adverse change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation which has not been publicly disclosed;

(iv) no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation (including the currently issued and outstanding common shares) has been issued and no proceedings for such purposes are pending, or, to the knowledge of such officers, contemplated or threatened;

(v) the Corporation is not in default under the Securities Legislation of each of the provinces in which it is currently a reporting issuer and no material change relating to the Corporation has occurred in the past 18 months with respect to which a material change report or similar document has not been filed as required under the applicable Securities Legislation, unless the Offering contemplated hereby constitutes a material change, and no disclosure of any material change has been made on a confidential basis;

(vi) the execution and delivery (as applicable) of this Agreement, the Warrant Indenture, the Subscription Agreements and the Certificates, and the performance of the transactions contemplated thereby, do not and will not result in a breach of, and do not create a state of facts which, after notice, or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the articles of the Corporation or its Subsidiaries or any trust indenture, agreement or instrument to which the Corporation or any of its Subsidiaries are contractually bound on the Closing Date; and

(vii) as to such other matters as the Agent may reasonably request in connection with the Offering,

(g) the Agent will have completed its due diligence review of the Corporation and the results will have been satisfactory to the Agent, in its sole discretion; and

(h) the Corporation has delivered to the Agent a certificate of the registrar and transfer agent of the common shares of the Corporation, which certifies the number of common shares issued and outstanding on the date prior to the Closing Date.

Section 7 Closing

7.1 The purchase and sale of the Units shall be completed at the offices of Borden Ladner Gervais LLP, 1200 – 200 Burrard Street, Vancouver, British Columbia at or about 8:00 a.m. (Vancouver time) on the Closing Date. "Time of Closing" shall refer to the Closing Date and time.

7.2 At the Time of Closing, the Corporation shall deliver to the Agent on its own behalf and on behalf of the Purchasers:

(a) the requisite legal opinions and certificates as contemplated in Section 6 hereof; and

(b) such further documentation as may be contemplated herein or as counsel to the Agent or the applicable regulatory authorities may reasonably require,

against receipt of the net aggregate proceeds from the sale of the Units and such documentation as may be contemplated herein. The Corporation will, at the Time of

Closing and upon such payment of the net aggregate proceeds from the sale of the Units, deliver the Certificates to the Agent.

7.3 The Corporation will endorse the Certificates, and the certificates representing any Warrant Shares issued prior to the expiry of applicable hold periods with any legends which may be required by any of the Regulatory Authorities. The Corporation will endorse certificates representing any Shares, Warrants and Warrant Shares sold to U.S. Purchasers with any legends which may be required under the laws of the United States.

Section 8 Agent's Compensation

8.1 In consideration of the services performed by the Agent and U.S. Placement Agent under this Agreement, the Corporation will pay to the Agent, and to the Agent on behalf of the U.S. Placement Agent, in cash at Closing the commission (the "Agent's Commission") equal to 7.0% of the gross proceeds received by the Corporation from the sale of Units, other than the 3,333,333 Units which may be issued pursuant to the Non-Brokered Offering.

8.2 The amount paid to the Agent under this Section is in addition to and not in substitution for any other commission or remuneration payable to the Agent by the Corporation under any other agreement or arrangement unrelated to the Offering.

Section 9 Expenses

9.1 The Corporation will pay all of its own expenses of the Offering and all of the fees and expenses of the legal counsel for the Agent.

9.2 The Corporation will pay the expenses referred to in the previous subsection even if the transactions contemplated by this Agreement are not completed or this Agreement is terminated.

9.3 The Corporation authorizes the Agent to deduct the foregoing expenses from the proceeds of the Offering, including expenses for which an account has not yet been rendered.

Section 10 Material Changes

10.1 If after the date hereof until completion of the Offering:

(i) there occurs any material change or material changes (actual, proposed or prospective) in respect of the Corporation and its Subsidiaries on a consolidated basis; or

(ii) there occurs any change in any material fact contained in the Corporation's financial statements;

the Corporation shall:

(iii) promptly notify the Agent, in writing, providing full particulars of any such change; and

(iv) file or cause to be filed with reasonable promptness, and in any event within any statutory limitation period therefor, any document required to be filed with any regulatory body having jurisdiction, and comply with all requirements of any applicable securities laws of such jurisdiction.

10.2 The Corporation shall, after the date hereof until completion of the Offering, in good faith discuss with the Agent any change in circumstances (actual, proposed or prospective) in respect of which there is reasonable doubt whether written notice should be given to the Agent pursuant to this Section and shall consult the Agent with respect to the form and content of any proposed press release or material change report to be issued or filed by the Corporation as a result of such change prior to the issuance or filing thereof.

10.3 In this Agreement the terms "material change", "material fact", "misrepresentation" and "distribution" shall have the respective meanings ascribed thereto in the Securities Act (British Columbia).

Section 11 Representations, Warranties and Covenants of the Agent

11.1 The Agent hereby represents, warrants and covenants to the Corporation that:

(a) it is duly registered as required under the Securities Legislation under the appropriate category of registration to enable it to carry out its duties and obligations under the Offering as described in the Subscription Agreements and this Agreement;

(b) it has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

(c) it will conduct its activities in connection with arranging for the offering and sale of the Units in compliance with applicable Securities Legislation and, without limitation, agrees that it will not deliver to any prospective Purchaser any document or material that constitutes an offering memorandum as that term is defined in applicable Securities Legislation;

(d) it agrees, on its own behalf and on behalf of the U.S. Placement Agent, for the benefit of the Corporation, to comply with the offering and selling restrictions imposed by the laws of the United States and described in Schedule "A" hereto, which is incorporated by reference in this Agreement; to notify the Corporation with respect to the identity and jurisdiction of residence of each U.S. Offeree and U.S. Purchaser as soon as practicable and with a view to affording sufficient time to allow the Corporation to secure compliance with all applicable securities laws in connection with the sale of the Units to the Purchasers and offers of the Units to U.S. Purchasers; and to obtain from each U.S. Purchaser a properly completed and duly executed Subscription Agreement and U.S. Accredited Investor Certificate. The Corporation and the Agent also make the respective representations, warranties and covenants attributable to them as set forth in Exhibit 1 to Schedule "A" hereto;

(e) it will obtain from each Purchaser of the Units an executed Subscription Agreement in a form reasonably acceptable to the Corporation and to the Agent relating to the transactions herein contemplated, together with all documentation as may be necessary in connection with subscriptions for Units; and

(f) it will refrain from advertising the Offering in printed media of general and regular paid circulation, including printed public media, radio, television or telecommunications, including electronic display and the internet.

Section 12 Indemnities

12.1 The Corporation hereby covenants and agrees to protect, indemnify and hold harmless the Agent and its respective affiliates, directors, officers and employees, shareholders and agents (individually, an "**Indemnified Party**" and, collectively, the "**Indemnified Parties**") from and against all expenses, losses (except for loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid on reasonable settlement of any actions, suits, proceedings or claims) and the reasonable fees and expenses of its counsel which it may suffer or incur (whether under any statute or common law or otherwise) caused by or arising directly or indirectly by reason of:

(a) any misrepresentation or untrue statement or alleged misrepresentation or alleged untrue statement, except a misrepresentation or untrue statement furnished by, or relating solely to, the Agent, in any information, data, opinion, advice, representation or statement provided or made to the Agent by or on behalf of the Corporation or any public document filed with any regulatory authority or otherwise disseminated by or on behalf of the Corporation, or in any amendment or supplement thereto;

(b) the performance of professional services rendered by any of the Indemnified Parties under this Agreement or otherwise in connection with the Offering;

(c) the Corporation's failure to comply with any requirement of any securities laws or regulatory requirements in connection with the Offering;

(d) the Corporation's failure to comply with any of its obligations hereunder; or

(e) any order made or inquiry, investigation or other proceeding announced, instituted or threatened by any securities or other regulatory authority or stock exchange, preventing, prohibiting, restricting or making impractical the completion of the transactions contemplated by this Agreement including, without limitation, the trading in any of, or distribution to the public of, any of the Units (except an order, inquiry, investigation or proceeding solely caused by, or relating to, any matter within the control of the Agent),

provided that the Corporation shall not be liable under this Section 12 to the extent that a court of competent jurisdiction shall have determined by a final judgement that such loss, claim, cost, damage or liability resulted from any act or failure to act undertaken or omitted to be undertaken by the Indemnified Party through its negligence, dishonesty or

fraud, or from the failure by the Agent or the Corporation to comply with international legislation in connection with any offers and sales of Units to Purchasers in an International Jurisdiction.

12.2 If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Corporation pursuant to the provisions hereof, or if any potential claim contemplated by this Section shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Corporation in writing of the nature of such action or claim (provided that any failure to so notify shall not affect the Corporation's liability under this paragraph unless such delay has prejudiced the defence to such claim). The Corporation shall be entitled but not obliged to participate in or assume the defence thereof, provided, however that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall be paid by the Indemnified Party unless: (i) the employment thereof has been specifically authorized in writing by the Corporation; (ii) the Indemnified Party has been advised by counsel in writing (a copy of which shall be provided to the Corporation) that representation of the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between it; or (iii) the Corporation has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim. It is understood and agreed that the Corporation shall not in connection with any suit in the same jurisdiction, be liable for the legal fees and expenses of more than one separate legal firm to represent the Indemnified Parties. Neither party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this Section obtained by the Indemnified Party from any other person.

12.3 This indemnity shall be binding on and enure to the benefit of the Corporation and each Indemnified Party and the respective successors, assigns, heirs and personal representatives of each of it, and to the extent necessary or appropriate, may be enforced by the Agent as trustee for any other Indemnified Party. This indemnity shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

12.4 The Corporation hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to indemnification hereunder is brought against the Agent or any Indemnified Party and to the assignment of the benefit of this Section to any Indemnified Party for the purpose of enforcement provided that nothing herein shall limit the Corporation's right or ability to contest the appropriate jurisdiction or forum for the determination of any such claims.

Section 13 Contribution

13.1 If, for any reason, the indemnity provided for in Section 12 hereof is illegal or unenforceable, the Agent and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (except loss of profits in connection with the sale

of the Units) of the nature provided for in Section 12 hereof such that the Agent shall be responsible for that portion represented by the percentage that the Agent's Commission bears to the gross proceeds of the sale of the Units and the Corporation shall be responsible for the balance, provided that in no event will the Agent be responsible for any amount in excess of the portion of the Agent's Commission actually received by it. Notwithstanding the foregoing, a person guilty of fraudulent misrepresentation, wilful misconduct or illegal activity shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice shall have been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this Section. The right to contribution provided in this Section shall be in addition and not in derogation of any other right to contribution which the Agent or the Corporation may have by statute or otherwise by law.

Section 14 Termination

14.1 The obligations of the Agent under this Agreement shall be subject to the accuracy, in all material respects, as of the Time of Closing of the representations and warranties of the Corporation contained herein or in any certificate or document delivered pursuant to or contemplated by this Agreement and the due fulfilment and compliance, in all material respects, by the Corporation of and with its covenants herein contained.

14.2 All representations, warranties, terms and conditions of this Agreement other than those that expressly provide for an obligation of the Agent, shall be construed as conditions inserted for the benefit of the Agent. Any material breach of, material default under or material non-compliance with any such representation, warranty, term or condition by the Corporation shall entitle the Agent, without limitation of any other remedies of the Agent, to terminate its obligations under this Agreement by giving written notice to that effect to the Corporation at or prior to the Time of Closing. The Agent may waive, in whole or in part or extend the time for compliance with, any such representation, warranty, term or condition without prejudice to the rights of the Agent in respect of any other such representation, warranty, term or condition or any other or subsequent breach, default or non-compliance with that or any other representation, warranty, term or condition, provided that to be binding on the Agent any such waiver or extension must be in writing. No act of the Agent in performing its obligations under this Agreement shall constitute a waiver of or estoppel against the Agent.

14.3 In addition to any other remedies which may be available to the Agent, it shall be entitled, at its option, to terminate and cancel, without any liability on its part, its obligations under this Agreement, and the obligations of any person from whom the Agent had solicited an order to purchase the Units that has executed a Subscription Agreement, by notice to that effect delivered to the Corporation prior to the Time of Closing if:

(a) a material change in the affairs of the Corporation or its Subsidiaries occurs, or a change in any material fact or a new material fact arises or is announced by the

Corporation, in any case which, in the sole opinion of the Agent, would be expected to have an adverse effect on the business or affairs of the Corporation and its Subsidiaries on a consolidated basis or on the market price or value of securities of the Corporation;

(b) there should develop, occur or come into effect or existence any event, action, state, condition or financial occurrence, or any catastrophe of national or international consequence or any governmental law or regulation, or inquiry or act of terrorism or other occurrence, whether in any financial market or otherwise, of any nature whatsoever, which, in the sole opinion of the Agent, adversely affects or may adversely affect the financial markets or the business or affairs of the Corporation or its Subsidiaries on a consolidated basis, or the marketability of the Units or the market price or value of securities of the Corporation;

(c) any inquiry, action, suit investigation or other proceeding (whether formal or informal) is commenced, threatened or publicly announced or any order or ruling is issued by any federal, provincial or other governmental authority or under or pursuant to any relevant statute relating to the Corporation or its Subsidiaries or its respective directors or officers that, in the sole opinion of the Agent, operates to prevent or restrict the distribution or trading of the Units or adversely affects or may adversely affect the marketability of the Units;

(d) any order to cease trading (including communicating with persons in order to obtain expressions of interest) in the common shares of the Corporation is made by a competent regulatory authority and that order is still in effect; or

(e) the due diligence investigations conducted by the Agent has revealed any material information or fact which is not generally known to the public and might in the Agent's sole opinion, adversely affect the value or market price of the common shares of the Company or the investment qualities or marketability of the Units.

14.4 If the Agent terminates this Agreement pursuant to this Section 14, the Corporation's liabilities to the Agent shall be limited to the Corporation's obligations under Section 9, Section 12 and Section 13 hereof.

14.5 The right of the Agent to terminate its obligations under this Agreement is in addition to such other remedies as it may have or have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement.

14.6 If the Corporation terminates the Offering at any time prior to the Time of Closing in order to complete an alternative transaction, including any business combination, merger, takeover, acquisition, divestiture or debt financing, the Corporation be responsible for, and will promptly pay to the Agent, the full Agent's Commission payable hereunder assuming the Offering of all of the Units had been completed in additional to those amounts payable under Section 9.

Section 15 Notices

Any notice under this Agreement shall be given in writing and either delivered or faxed to the party to receive such notice at the address or facsimile numbers indicated below:

(a) to the Corporation at:

Response Biomedical Corporation
1781 – 75th Avenue West
Vancouver, BC
V6P 6P2

Attention: S. Wayne Kay
President and Chief Executive Officer
Facsimile: (604) 456-6066

with a copy to:

Borden Ladner Gervais LLP
1200 – 200 Burrard Street
Vancouver, BC V7X 1T2

Attention: Warren Learmonth
Facsimile: (604) 687-1415

(b) to the Agent or any Indemnified Party at:

Haywood Securities Inc.
2000 Commerce Place
400 Burrard Street
Vancouver, BC V6C 3A6

Attention: Blake Corbet
Managing Director, Investment Banking
Facsimile: (604) 697-7495

with a copy to:

Fasken Martineau DuMoulin LLP
Suite 2900, 550 Burrard Street
Vancouver, BC V6C 0A3

Attention: Blair Horn
Facsimile: (604) 631-3232

or such other address or facsimile number as such party may hereafter designate by notice in writing to the other party. If a notice is delivered, it shall be effective from the date of delivery

and if such notice is faxed (with receipt confirmed), it shall be effective on the business day following the date such notice is faxed.

Section 16 Survival

16.1 All representations, warranties, and agreements of the Corporation contained herein or contained in any document submitted pursuant to this Agreement or in connection with the purchase of the Units shall survive the purchase of the Units for a period of one year from the Time of Closing and shall continue in full force and effect unaffected by any subsequent disposition, conversion, exercise or exchange of the Units and the Agent shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the Offering. Without limiting the foregoing, the provisions contained in this Agreement in any way related to indemnification or the contribution obligations shall survive and continue in full force and effect, indefinitely.

Section 17 Entire Agreement

17.1 The provisions herein contained constitute the entire agreement between the parties hereto and supersede all previous communications, representations, understandings and agreements between the parties with respect to the subject matter hereof whether verbal or written, including the Engagement Letter.

Section 18 Counterparts

18.1 This Agreement may be executed in any number of counterparts and may be executed by facsimile, all of which when taken together shall be deemed to be one and the same document and notwithstanding the actual date of execution of each counterpart, this Agreement shall be deemed to be dated as of the date first above written.

Section 19 General

19.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and time shall be of the essence hereof.

Section 20 Severability

20.1 If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

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Schedule "A"

U.S. PRIVATE PLACEMENT TERMS AND CONDITIONS

This is Schedule "A" to the Agency Agreement between Haywood Securities Inc. and Response Biomedical Corporation.

As used in this schedule, the following terms shall have the meanings indicated:

Directed Selling Efforts	means "directed selling efforts" as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of any of the Securities;
Foreign Issuer	means a "foreign issuer" as that term is defined in Regulation S;
Regulation D	means Regulation D under the U.S. Securities Act;
Regulation S	means Regulation S under the U.S. Securities Act;
SEC	means the United States Securities and Exchange Commission;
Substantial U.S. Market Interest	means "substantial U.S. market interest" as that term is defined in Regulation S;
United States and U.S.	means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;
U.S. Accredited Investor	means an "accredited investor" as defined in Rule 501(a) of Regulation D;
U.S. Accredited Investor Certificate	means the Certification of U.S. Purchaser attached as Schedule "A" to the Subscription Agreement delivered to and executed by U.S. Purchasers;
U.S. Exchange Act	means the United States *Securities Exchange Act of 1934*, as

	amended;
U.S. Offeree	means any person in the United States or any U.S. Person to whom the Units are offered, irrespective of whether that person subscribes for and purchases the Units;
U.S. Person	means "U.S. person" as that term is defined in Regulation S;
U.S. Placement Agent	means Haywood Securities (USA) Inc.;
U.S. Purchaser	means (a) any person purchasing the Units in the United States, (b) any U.S. Person purchasing Units, (c) any person purchasing Units on behalf of any person in the United States or U.S. Person, (d) any person purchasing Units that receives or received an offer of the Units while in the United States, and (e) any person that is in the United States at the time the subscriber's buy order is originated or the Subscription Agreement is executed or delivered; and
U.S. Securities Act	means the United States *Securities Act of 1933*, as amended.

All other capitalized terms used but not otherwise defined in this Schedule "A" shall have the meanings assigned to them in the Agency Agreement to which this Schedule "A" is attached.

Representations, Warranties and Covenants of the Agent

The Agent acknowledges that the Securities have not been and will not be registered under the U.S. Securities Act or any state securities laws and may not be offered or sold, except (a) outside the United States in accordance with Rule 903 of Regulation S or, (b) in the United States, through offers by the Agent through the U.S. Placement Agent, for sales by the Corporation, pursuant to Rule 506 of Regulation D in the manner described in paragraph 1(b) below (the "**U.S. Offering**"). Accordingly, the Agent represents, warrants and covenants to and with the Corporation, that:

(1) With respect to each offer or sale of Units, either (a) or (b) immediately following is true as of the date of this Agreement and as of the time of Closing on the Closing Date, and such representations, warranties and covenants shall survive the completion of the transactions contemplated under this Agreement:

(a) it has offered and sold, and will offer and sell, Units outside the United States only in accordance with Rule 903 of Regulation S and accordingly, except as permitted under 1(b) in respect of the U.S. Offering, neither the Agent, nor its affiliates (including the U.S. Placement Agent) nor any persons acting on their behalf, has made or will make:

(i) any offer to sell, or any solicitation of an offer to buy, any Units to any person in the United States or U.S. Person;

(ii) any sale of Units to any Purchaser unless, at the time the buy order was or will have been originated, the Purchaser was outside the United States and not a U.S. Person, or the Agent, or such affiliate or person acting on behalf of the Agent, reasonably believed that such Purchaser was outside the United States and not a U.S. Person; or

(iii) any Directed Selling Efforts in the United States;

(b) it has offered and sold, and will offer and sell, Units to U.S. Offerees only in the following manner:

(i) it has offered and will offer and sell the Units in the United States only through the U.S. Placement Agent which was and is on the dates of such offers and sales a duly registered broker or dealer pursuant to Section 15(b) of the U.S. Exchange Act and under the securities laws of each state in which such offers and sales were or are made (unless exempted from the respective state's broker-dealer registration requirements) and was and is a member in good standing with the Financial Industry Regulatory Authority, Inc.;

(ii) immediately prior to soliciting offerees, the Agent has or will have reasonable grounds to believe and did or will believe that each U.S. Offeree was and is a U.S. Accredited Investor and on the Closing Date, the Agent will continue to believe that each U.S. Purchaser is a U.S. Accredited Investor;

(iii) no form of general solicitation or general advertising (as those terms are used in Regulation D) has been or will be used by the Agent or its affiliates (including the U.S. Placement Agent), including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units in the United States or to, or for the account or benefit of, U.S. Persons, and offers and sales of Units to U.S. Offerees have not been and will not be made in any manner involving a public offering with the meaning of Section 4(2) of the U.S. Securities Act;

(iv) any offer, sale or solicitation of an offer to buy Units that has been made or will be made in the United States or to, or for the account or benefit of, a U.S. Person, was or will be made only to U.S. Accredited Investors by the Agent through the U.S. Placement Agent, and in transactions that are exempt from registration under the U.S. Securities Act and any applicable state securities laws and in accordance with any applicable U.S. federal or state laws or regulations and all other applicable requirements governing the registration and conduct of securities brokers and dealers;

(v) all U.S. Offerees and U.S. Purchasers shall be informed that the Securities have not been and will not be registered under the U.S. Securities Act and that the Securities are being offered and sold to such purchasers in reliance on the exemption from the registration requirements of the U.S. Securities Act set forth in Rule 506 of Regulation D;

(vi) as a condition of the purchase of the Units, each U.S. Purchaser will be required to execute and deliver to the Agent a Subscription Agreement for U.S. Purchasers in the form consented to by the Corporation and the Agent and the U.S. Accredited Investor Certificate attached thereto, among other terms and conditions; and

(vii) neither the Agent, nor its affiliates (including the U.S. Placement Agent) nor any person acting on its behalf has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Securities.

(2) The Agent and the U.S. Placement Agent make the representations and warranties set out in Exhibit "1" to this Schedule – Agent's Certificate. At the Closing, the Agent together with the U.S. Placement Agent, will provide a certificate substantially in the form of Exhibit 1 to this Schedule, relating to the manner of the offer and sale of the Units in the United States or to, or for the account or benefit of, U.S. Persons.

(3) It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Units except with the U.S. Placement Agent or with the prior written consent of the Corporation. The Agent shall cause the U.S. Placement Agent and any other person participating in the distribution of the Units to agree, for the benefit of the Corporation, to the same provisions contained in this Schedule "A" as if such provisions applied to such persons.

The representations and warranties of the Agent contained in this Schedule to the Agreement shall be true as at the Closing Date as though they were made at the Closing Date and they shall survive the completion of the transactions contemplated under this Agreement.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees to and with the Agent that:

(1) The Corporation is, and as at the Closing will be, a Foreign Issuer and reasonably believes that there is no Substantial U.S. Market Interest in any of the Securities and the Corporation will use its commercially reasonable efforts to remain a Foreign Issuer for a period of 12 months from the Closing.

(2) During the period in which the Units are offered for sale, and for so long as any of the Warrants are outstanding, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (except the Agent, its affiliates (including the U.S. Placement Agent) and any person acting on its behalf, as to which no representation, warranty, covenant or agreement is made) has made or will make any Directed Selling Efforts in

the United States, has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Securities, or has taken or will take any action that would cause the exemption afforded by Rule 506 of Regulation D or the exclusion afforded by Rule 903 of Regulation S to be unavailable for offers and sales of Units or for exercises of Warrants pursuant to the Agency Agreement.

(3) None of the Corporation, its affiliates or any person acting on its or their behalf (except the Agent, its affiliates (including the U.S. Placement Agent) and any person acting on its or their behalf, as to which no representation , warranty, covenant or agreement is made) has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D) with respect to offers or sales of the Securities in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(4) Except with respect to the offer and sale of the Securities contemplated hereby, the Corporation has not, for a period of six months prior to commencement of the offering of the Units, sold, offered for sale or solicited any offer to buy any of its securities in the United States in a manner that would be integrated with the offer and sale of the Units and would cause the exemption from registration set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Securities.

(5) The Corporation is not, and as a result of the application of the proceeds from the Offering will not be, and agrees to use its best efforts not to become, at any time prior to the expiration of three years after the Closing Date, an "investment company" as defined in the United States Investment Company Act of 1940, as amended.

(6) The Corporation (a) is subject to the reporting requirements under Section 13(a) or Section 15(d) of the U.S. Exchange Act, has not received any notice of, nor does it have any knowledge of, any review, investigation or inquiry of any nature (whether concluded, ongoing or pending) of the Corporation's compliance with the U.S. Exchange Act or the rules and regulations adopted by the SEC thereunder, or that the SEC or any other U.S. governmental agency or authority has initiated any enforcement action or other proceedings against the Corporation in respect of any requirement of the U.S. Exchange Act or the rules and regulations adopted by the SEC thereunder that is or has been applicable to the Corporation, and (c) is not subject to any order or administrative action suspending or terminating registration of any class of its securities under the U.S. Exchange Act or any other enforcement action or order of any nature under the U.S. Exchange Act.

(7) All reports that the Corporation has, since December 31, 2007, submitted to or filed with the SEC under the U.S. Exchange Act, and the rules and regulations adopted by the SEC thereunder did not at the time they were submitted to or filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(8) The Corporation is not aware of any circumstances presently existing in respect of which it could reasonably expect to incur liability to a purchaser in the Offering or to a subsequent purchaser in the secondary market under the civil liability provisions of the U.S. Securities Act or the U.S. Exchange Act in connection with the Offering or secondary market resales of the Securities, except that the Corporation could be required to file and furnish to the SEC all reports that it was or is required to file or furnish under the U.S. Exchange Act and to otherwise comply with the requirements of the U.S. Exchange Act applicable to it.

(9) During the period in which the Units are offered for sale, and except with respect to offers and sales in the U.S. Offering in the manner described in 1(b) of the Agent's Representations and Warranties Section above, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent, its affiliates (including the U.S. Placement Agent) or any person acting on its or their behalf, in respect of which no representation, warranty, covenant or agreement is made), has made or will make: (i) any offer to sell, or any solicitation of an offer to buy, any Securities to a person in the United States or a U.S. Person; or (ii) any sale of the Securities unless, at the time the buy order was or will have been originated, the purchaser is (A) outside the United States and not a U.S Person or (B) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States and not a U.S Person.

(10) Neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D concerning the filing of a notice of sales on Form D.

(11) During the period in which the Units are offered for sale or any of the Warrants are outstanding, neither the Corporation nor any of its affiliates, nor any person acting on their behalf (other than the Agent, its affiliates (including the U.S. Placement Agent) or any person acting on its or their behalf, in respect of which no representation, warranty, covenant or agreement is made) has taken or will take any action that would cause the exclusion from registration under Rule 903 of Regulation S or the exemption from registration under Rule 506 of Regulation D to be unavailable for offers and sales of the Units pursuant to this Agreement.

(12) The Corporation will, within fifteen (15) days after the first sale of Units in the United States, prepare and file with the SEC a notice on Form D with respect to the Securities and will file all amendments required to be filed as a result of subsequent sales of Securities in the United States. The Corporation shall also prepare and file within prescribed time periods any notices required to be filed with state securities authorities under applicable blue sky laws in connection with any securities sold pursuant to Rule 506 of Regulation D.

AGENT'S CERTIFICATE

In connection with the private placement of the Units of Response Biomedical Corporation (the "**Corporation**") to U.S. investors (each a "**U.S. Private Placee**") pursuant to U.S. subscription agreements and Accredited Investor Certificates and pursuant to the Agency Agreement dated October 28, 2008 (the "**Agency Agreement**"), between the Corporation and Haywood Securities Inc. (the "**Agent**"), the Agent and Haywood Securities (USA) Inc. (the "**U.S. Placement Agent**"), do hereby certify that:

(1) the Units have been offered and sold in the United States only by the U.S. Placement Agent which was, on the dates of such offers and sales, and is on the date hereof, duly licensed and registered as a broker-dealer pursuant to Section 15(b) of the United States *Securities Exchange Act* of 1934, as amended, and under the securities laws of each state in which such offers and sales were made (unless exempted from the respective state's broker-dealer registration requirements) and was and is a member in good standing with the Financial Industry Regulatory Authority, Inc.;

(2) all offers and sales of the Units to all U.S. Offerees and U.S. Purchasers were made to "accredited investors" (as defined in Rule 501(a) of Regulation D ("**Accredited Investors**")) by the U.S. Placement Agent in accordance with all applicable U.S. federal and state broker-dealer registration requirements;

(3) immediately prior to our transmitting a subscription agreement and U.S. Accredited Investor Certificate to each U.S. Offeree, we had reasonable grounds to believe and did believe that such U.S. Offeree was an Accredited Investor and, on the date hereof, we continue to believe that each U.S. Private Placee is an Accredited Investor;

(4) no form of general solicitation or general advertising (as those terms are used in Regulation D) was used by us, our affiliates or any person acting on our behalf, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units to U.S. Private Placees and offers and sales of Units to U.S. Offerees have not been made in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(5) prior to any sale of Units to U.S. Private Placees, we caused each U.S. Private Placee to complete and sign a Subscription Agreement for U.S. Purchasers in the form consented to by the Corporation and the Agent, and a U.S. Accredited Investor Certificate;

(6) we conducted the offering of the Units in accordance with the terms of the Agency Agreement, including Schedule "A" thereto;

(7) other than the Subscription Agreement for U.S. Purchasers, the U.S. Accredited Investor Certificate and a copy of the term sheet, no written material was provided to the U.S. Offerees or U.S. Purchasers in connection with the offer or sale of the Securities in the United States;

(8) all U.S. Offerees and U.S. Purchasers have been informed that the Securities have not been and will not be registered under the U.S. Securities Act and the Securities are being offered and sold to such purchasers in reliance on the exemption from the registration requirements of the U.S. Securities Act set forth in Rule 506 of Regulation D;

(9) the officers signing the certificate are the duly elected, qualified and acting officers of their respective corporation and that they have performed all investigations, examined all records and documents and made all inquiries reasonably necessary or appropriate to obtain sufficient actual knowledge to support the statements made in the certificate.

Terms used in this certificate have the meanings given to them in the Agency Agreement, including Schedule "A" thereto, unless otherwise defined herein.

Dated this 28th day of October, 2008.

HAYWOOD SECURITIES INC.

Per: ________________________
Authorized Signatory

HAYWOOD SECURITIES (USA) INC.

Per: ________________________
Authorized Signatory

Schedule "C"

Capitalization

SHARE CAPITAL AND CONTRIBUTED SURPLUS

[a] **Authorized** - Unlimited common shares without par value.

	Issued and Outstanding Number #
Balance, December 31, 2007	129,977,631
Issued for cash:	
Exercise of warrants	6,285,239
Exercise of stock options	72,470
Issued for non-cash consideration:	
Value of warrants exercised	—
Stock-based compensation related to stock options exercised	—
Stock-based compensation *[note 11[c]]*	—
Balance, October 27, 2008	**136,335,340**

[b] **Stock option plan**

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of optioned common shares #	Weighted average exercise price $
Balance, December 31, 2007	10,578,375	0.75
Options granted	539,150	0.69
Options forfeited	(844,610)	0.72
Options cancelled	(827,220)	0.69
Options expired	(102,750)	0.57
Options exercised	(72,470)	0.51
Balance, October 27, 2008	**9,270,475**	**0.76**